                                                                   EXHIBIT 99.00







                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549





                                    FORM 11-K

  [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED] FOR THE FISCAL YEAR ENDED JUNE 30, 2001
                                                           -------------

                                       OR


  [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED] FOR THE TRANSITION PERIOD FROM _________ TO ________ COMMISSION FILE NUMBER ___________











                  Profit Sharing Plan of Comshare, Incorporated
                  ---------------------------------------------

                             Full Title of the plan.





        Comshare, Incorporated, 555 Briarwood Circle, Ann Arbor, MI 48108
        -----------------------------------------------------------------


             Name of issuer of securities held pursuant to the plan
               and the address of its principal executive offices.

                               PROFIT SHARING PLAN

                            OF COMSHARE, INCORPORATED

                FINANCIAL STATEMENTS AS OF JUNE 30, 2001 AND 2000

              AND FOR THE YEARS ENDED JUNE 30, 2001, 2000 AND 1999

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Plan Administrator
  of the Profit Sharing Plan
  of Comshare, Incorporated:



We have audited the accompanying statements of net assets available for benefits of the PROFIT SHARING PLAN OF COMSHARE, INCORPORATED (the "Plan") as of June 30, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years ended June 30, 2001, 2000 and 1999. These financial statements and the schedule referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of June 30, 2001 and 2000 and the changes in net assets available for benefits for the years ended June 30, 2001, 2000 and 1999 in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                 ARTHUR ANDERSEN LLP


Detroit, Michigan,
September 28, 2001.

                               PROFIT SHARING PLAN

                            OF COMSHARE, INCORPORATED

                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULE



                                                                                                  Page
                                                                                                  ----
Statements of Net Assets Available for Benefits as of                                              1
   June 30, 2001 and 2000


Statements of Changes in Net Assets Available for Benefits                                         2
   for the Years Ended June 30, 2001, 2000 and 1999


Notes to Financial Statements                                                                     3-7


SCHEDULE

Schedule I, Item 4i - Schedule of Assets Held for Investment Purposes at End of
Year as of June 30, 2001                                                                           8


                               PROFIT SHARING PLAN

                            OF COMSHARE, INCORPORATED

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                          AS OF JUNE 30, 2001 AND 2000




                                                               2001                    2000
                                                        ------------------       -----------------
RECEIVABLES:
     Employer's contribution                             $         70,599        $        352,461
     Participants' contributions                                  124,804                 122,536
     Accrued loan repayments                                        9,992                  10,080
                                                         ----------------        ----------------
                                                                  205,395                 485,077

INVESTMENTS, at market value
     Registered investment companies                           23,776,628              26,337,628
     Company stock fund                                         1,375,522               1,877,729
     Loans to participants                                        364,942                 376,045
                                                         ----------------        ----------------
                                                               25,517,092              28,591,402


NET ASSETS AVAILABLE
   FOR BENEFITS                                          $     25,722,487        $     29,076,479
                                                         ================        ================















        The accompanying notes are an integral part of these statements.

                               PROFIT SHARING PLAN

                            OF COMSHARE, INCORPORATED

           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                FOR THE YEARS ENDED JUNE 30, 2001, 2000 AND 1999




                                                                 2001                  2000                  1999
                                                            --------------        --------------        --------------
INVESTMENT INCOME (LOSS):
     Unrealized appreciation /
          (depreciation) of investments                      $  (5,635,936)       $   1,662,785         $   1,680,248
     Interest and dividend income                                1,522,944              971,215             1,062,411
     Realized gain / (loss) on
          investments                                             (605,795)             103,225                32,397
                                                            --------------       --------------        --------------
                                                                (4,718,787)           2,737,225             2,775,056

CONTRIBUTIONS:
     Employer                                                      893,946              726,743               616,449
     Participants                                                1,816,711            1,641,674             1,650,637
                                                            --------------       --------------        --------------
                                                                 2,710,657            2,368,417             2,267,086

TRANSFER OF ASSETS TO
     OTHER PLANS                                                         -                    -               (49,750)

DISTRIBUTIONS TO
     PARTICIPANTS                                               (1,345,862)          (3,242,415)           (7,586,575)
                                                            --------------       --------------        --------------
Increase (Decrease) in Net
     Assets Available Benefits                                  (3,353,992)           1,863,227            (2,594,183)

NET ASSETS AVAILABLE
     FOR BENEFITS
     BEGINNING OF YEAR                                          29,076,479           27,213,252            29,807,435
                                                            --------------       --------------        --------------


NET ASSETS AVAILABLE
     FOR BENEFITS
     END OF YEAR                                             $  25,722,487        $  29,076,479         $  27,213,252
                                                            ==============       ==============        ==============








        The accompanying notes are an integral part of these statements.

                               PROFIT SHARING PLAN
                            OF COMSHARE, INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS


(1)      DESCRIPTION OF THE PLAN

         The information discussed below is a summary only and reference should be made to the Profit Sharing Plan of Comshare, Incorporated (the "Plan") or inquiries made of the Plan Administrator for more complete information.

         (a)     General

                 The Plan is a defined contribution plan covering eligible employees of Comshare, Incorporated (the "Company"). The Plan provides retirement benefits and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company administers the Plan and pays all plan administration costs, including fees paid to the Trustee. The operating expenses of the investment advisor are netted from the returns of the funds.

         (b)     Trustee and Investment Advisors

                 As of June 30, 2001 the Plan held investments with Vanguard Fiduciary Trust Company (the "Trustee" and "Investment Advisor") and RS Investment Trust ("Investment Advisor").

                 In accordance with the Trust Agreement, the Trustee holds and administers the Plan's assets and executes transactions therewith for the purpose of providing benefits as described in the Plan agreement. The Investment Advisors execute all investment transactions.

         (c)     Management Estimates

                 The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

         (d)     Loans and Hardship Withdrawals

                 The Plan provides for hardship withdrawals in certain circumstances and for loans to participants. Loans are limited to 50% of a participant's vested balance, and bear interest comparable to competitive bank rates for loans of similar purpose. Loans are repaid through payroll withholding. Loans are required to be repaid in five years, except for those used to purchase a primary residence for which the maturity is twenty years.

                               PROFIT SHARING PLAN
                            OF COMSHARE, INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)

         (e)      Contributions

                  The Plan provides for annual employer fixed contributions equal to 2% of eligible participants' compensation. The Plan was amended effective January 1, 2001 to discontinue any future annual employer fixed contributions. The Company may continue to make discretionary contributions, the amount of which is determined by the Board of Directors. There were no discretionary contributions in 2001, 2000, or 1999. To qualify for such discretionary employer contributions for any given Plan year, a participant must be credited with 1,000 or more hours of service during the Plan year and be employed by the Company on the last day of the Plan year.

                  The final annual employer fixed contribution for the six month period July 1, 2000 through December 31, 2000 was paid to the Plan by the Company on April 3, 2001 in the amount of $195,038. The Plan allocated annual employer fixed contributions to eligible participants based on the participants' then current investment elections.

                  Participants may make before-tax contributions, subject to Internal Revenue Service limitations. Participants are eligible for monthly employer matching contributions equal to 50% of the participant's before-tax contributions up to 6% of their compensation. Effective January 1, 2001, the monthly employer matching contributions were increased to 100% of the participant's contributions up to a maximum of 6% of their compensation.

         (f)      Investment Options

                  As of June 30, 2001, as per the fund descriptions, the investment options available to participants are as follows:
                  (1) Vanguard Money Market - Prime Portfolio, a money market fund, consisting of investments with maturities of one year or less; (2) Vanguard Bond Index Fund, an intermediate bond fund, consisting primarily of investments in U.S. Government and corporate bonds; (3) Vanguard Index 500 Portfolio, a diversified equity fund, consisting of investments in the stocks included in the Standard & Poors' 500 Index; (4) Vanguard Wellington Fund, a balanced fund, consisting of investments in both stocks and bonds; (5) Vanguard United States Growth Portfolio, a growth stock fund, consisting of investments in common stocks of large companies with above-average growth potential; (6) Vanguard International Value Portfolio, an international equity fund, consisting of investments in stocks of companies based outside the United States; (7) Comshare Stock Fund, a fund investing in the common stock of Comshare, Inc.; (8) Vanguard Extended Market Index Fund, a diversified equity fund that seeks to provide long-term growth of capital by investing in the small and medium sized companies that comprise the Wilshire 4500 Index;
                  (9) Vanguard Windsor II Fund, a value oriented growth and income fund seeking opportunities primarily in common stocks that are out of favor or undervalued; (10) RS Emerging Growth Fund, invests in the stocks of smaller, rapidly growing companies in industry segments that are experiencing rapid growth and in companies with proprietary advantages . There are no guaranteed rates of returns for these funds.

                  Participants may change their investment election daily for new contributions or loans repaid to the Plan. Contributions to the Plan are invested directly by the Trustee into the investment options based on participant elections.

                               PROFIT SHARING PLAN
                            OF COMSHARE, INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)

                  The Plan provides for investments in various investment securities that are, in general, exposed to various risks, such as interest rate, credit and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of assets available for benefits.


         (g)      Vesting and Eligibility

                  All full-time employees and certain part-time employees are eligible to make employee before-tax contributions to the Plan at the beginning of the calendar quarter following the date of hire. Eligible participants begin sharing in employer contributions after completing one year of service. As of June 30, 2001 there were 287 active participants.

                  Participants vest in employer discretionary contributions according to a five year schedule. Participants completing at least 1,000 hours of service in a given plan year are credited with an increase in vesting for such plan year. Full vesting also occurs upon retirement at age 65, or after death or total disability. Employer matching contributions vest according to a five year schedule (prior to January 1, 1998 a seven year schedule was in effect) for participants with targeted compensation greater than the social security wage base. All other participants are fully vested in employer matching contributions.

                  Employee contributions and employer fixed contributions are always fully vested.

         (h)      Benefit Distributions

                  Distribution of the vested amounts in a participant's account can be made upon termination of employment or upon retirement. Benefits are paid, at the option of the participant, in a lump sum payment or in periodic payments of substantially equal amounts for a specified number of years, not to exceed ten.

         (i)      Benefits Payable

                  As of June 30, 2001 and 2000, the net assets available for benefits included $249,033 and $102,139, respectively, for benefits payable that were due but undistributed to participants as a result of termination of employment or retirement. These amounts are shown as liabilities on Form 5500 and are the only reconciling item between the financial statements and Form 5500.

         (j)      Plan Termination

                  Management of the Company has no intention to terminate the Plan. In the event the Plan is terminated, the participants will become fully vested and will receive the balances in their individual accounts.

                               PROFIT SHARING PLAN
                            OF COMSHARE, INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)

         (k)      Allocation to Participants' Accounts

                  The Trustee maintains the detailed accounts of the net assets available for benefits in the Plan. The Trustee values the fund for each investment option at market value on a daily basis. The net change in each fund's market value for the period is allocated to the accounts of participants within that fund in the same proportion that the balance of each participant's account bears to the total of the fund on the last day of the period. Interest income on loans to participants is credited directly to the individual participant's account. Company discretionary contributions and forfeitures are allocated to eligible participants' accounts in the same proportion that the participant's eligible compensation bears to the total eligible compensation of all participants for the year.

         (l)      Tax Status

                  The Internal Revenue Service has determined and informed the Company by a letter dated September 16, 1996, that the Plan and related trust are designed in accordance with the applicable requirements of the Internal Revenue Code (the "Code").

                  The Plan has been amended since receiving this letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code.

         (m)      Forfeitures

                  Non-vested account balances of terminated employees are forfeited at the end of the quarter following the date of termination. Forfeitures were $10,723, $11,242 and $61,758 for the years ended June 30, 2001, 2000 and 1999, respectively. Forfeitures are allocated on a pro-rata basis to remaining participants.


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      Basis of Accounting

                  The financial statements have been prepared on the accrual basis of accounting.

         (b)      Investments

                  Investment transactions are recorded by the Trustee on a trade date basis. Investments are stated in the Statement of Net Assets Available for Benefits at market value. Realized gains and losses on sale of investments and unrealized appreciation of investments are computed based on the difference between the market value of the investments at the beginning of the year, or at the time of purchase if acquired during the year, and the market value of investments when sold or at Plan year-end.

                               PROFIT SHARING PLAN
                            OF COMSHARE, INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)


(4)      RECONCILIATION OF FINANCIAL STATEMENTS TO 5500

         The following is a reconciliation of net assets available for benefits per the financial statements at June 30, 2001 to Form 5500:

                   Net assets available for benefits
                      per the financial statements                                    $ 25,722,487
                   Amounts allocated to withdrawing participants                           249,033

                                                                                     -------------
                   Net assets available for benefits per the Form 5500                $ 25,473,454
                                                                                     =============

(5)      INVESTMENTS

         The following presents investments that represent 5 percent or more of the Plan's net assets:

                                                                                   2001               2000
                                                                                   ----               ----
                   Vanguard Index 500 Portfolio                                $11,696,120        $14,761,919
                   Vanguard Money Market - Prime Portfolio                       3,688,869          2,367,418
                   Vanguard Bond Index Fund                                      1,607,333             N/A
                   Vanguard United States Growth Portfolio                       3,131,681          5,121,017
                   Vanguard Wellington Fund                                      2,530,588          2,122,767
                   Comshare Stock Fund                                           1,375,522          1,877,729

                                                                      SCHEDULE I


                               PROFIT SHARING PLAN

                            OF COMSHARE, INCORPORATED

                             EIN: 38-1804887 PN: 001

    ITEM 4i - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR

                               AS OF JUNE 30, 2001


                                                     Description of Investment
               Identity of Issue,                    Including Maturity Date,
                Borrower, Lessor,                        Rate of Interest                         Market
                or Similar Party                       Par or Maturity Value                       Value
                ----------------                       ---------------------                       -----
              MUTUAL FUNDS:

*             Vanguard Group                         Index 500 Portfolio                      $    11,696,120

*             Vanguard Group                         Money Market - Prime Portfolio                 3,688,869

*             Vanguard Group                         U.S. Growth Portfolio                          3,131,681

*             Vanguard Group                         Wellington Fund                                2,530,588

*             Vanguard Group                         Bond Index Fund                                1,607,333

*             Vanguard Group                         International Value Portfolio                    687,834

*             RS Investments                         Emerging Growth                                  249,475

*             Vanguard Group                         Windsor II                                       104,641

*             Vanguard Group                         Extended Market Index Fund                        80,087
                                                                                             ----------------

                  Total Mutual Funds                                                               23,776,628


              COMMON STOCK:

*             Comshare, Incorporated                 Comshare Stock Fund                            1,375,522


              LOANS:

*             Loans to participants                  Interest rates range                             364,942
                                                     from 7.00% to 12.25%;                   ----------------
                                                     maturing through July 1, 2020

              TOTAL INVESTMENTS                                                               $    25,517,092
                                                                                             ================

* Represents a party-in-interest

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report on the June 30, 2001 financial statements of the Profit Sharing Plan of Comshare, Incorporated (the "Plan") dated September 28, 2001; included in this Form 11-K into the Company's previously filed Form S-8 and S-3 registration statements (File No. 33-6730, File No. 33-9755-3, File No. 33-28437, File No. 33-27002, File No. 33-37564, File No. 33-85720, File No.
33-87706, File No. 33-87708, File No. 33-86908 and File No. 33-65109). It should be noted that we have not audited any financial statements of the Plan subsequent to June 30, 2001 or performed any procedures subsequent to the date of our report.



                                                   Arthur Andersen LLP

Detroit, Michigan
September 28, 2001